Exhibit 10.3
United States — Executive Officer
Amended & Restated 2002 Plan
DELL INC.
Nonstatutory Stock Option Agreement
1. Purpose — Dell Inc., a Delaware corporation (the “Company”), is pleased to grant you options to purchase shares of the Company’s common stock. The number of options awarded to you (the “Options”) and the Exercise Price per Option (the “Exercise Price”) are stated in step one of the Stock Plan Administrator’s online grant acceptance process (“Grant Summary”). Each Option entitles you to purchase, on exercise, one share of the Company’s common stock as described below. This Nonstatutory Stock Option Agreement, the Grant Summary, and the Company’s Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”) set forth the terms of your Options identified in your Grant Summary. As a material inducement to the Company to grant you this award, you agree to the following terms and conditions. You agree that you are not otherwise entitled to this award, that the Company is providing you this award in consideration for your promises and agreements below, and that the Company would not grant you this award absent those promises and agreements.
2. Vesting and Exercisability — You cannot exercise the Options until they have vested and become exercisable.
A. General Vesting — The Options will vest in accordance with the schedule in your Grant Summary (subject to the further provisions stated below).
B. Exercisability — You may exercise Options at any time after they vest and before they expire as described below.
3. Method of Exercise — You may exercise Options by giving notice to the Company or in accordance with instructions generally applicable to all option holders. At the time of exercise, you must pay the Exercise Price for all Options being exercised and any taxes that are required to be withheld by the Company or your Employer (as defined below). You may pay such amounts in cash or arrange for such amounts to be paid through a brokerage firm or in another manner satisfactory to the Company. You agree that, subject to compliance with applicable law, the Company or your Employer may recover from you taxes which may be payable by the Company or your Employer in any jurisdiction in relation to this award. You agree that the Company or your Employer shall be entitled to use whatever method they may deem appropriate to recover such taxes including the sale of any shares, paying you a net amount of shares (or cash), recovering the taxes via payroll and direct invoicing. You further agree that the Company or your Employer may, as it reasonably considers necessary, amend or vary this agreement to facilitate such recovery of taxes.
4. Expiration — All Options will expire on the earlier of the tenth anniversary of the Date of Grant or any of the special expiration dates described below. Once an Option expires, you will no longer have the right to exercise it. As used below, the term “Employment” means your regular full-time or part-time employment with the Company or any of its consolidated Subsidiaries, and the term “Employer” means the Company (if you are employed by the Company) or the consolidated Subsidiary of the Company that employs you.
A. Termination of Employment for Conduct Detrimental to the Company — If your Employment is terminated by your Employer for Conduct Detrimental to the Company, all Options (whether or not vested) will expire at that time and you will be required to return option proceeds as described herein.
B. Termination of Employment for Other than Conduct Detrimental to the Company — If your Employment is terminated by you or by your Employer for reasons other than Conduct Detrimental to the Company, Options that are not vested at the time your Employment is terminated will expire at that time and Options that are vested at the time your Employment is terminated will expire at the close of business on the 90th day following the date your Employment is terminated.
C. Death — If your Employment is terminated by reason of your death, Options that are not vested at the time your Employment is terminated will become fully vested at that time. All Options will then expire on the first anniversary of the date your Employment is terminated and, until that time will be exercisable by your legal representatives, legatees or distributees.
D. Permanent Disability — If your Employment is terminated by reason of your Permanent Disability, Options that are not vested at the time your Employment is terminated will become fully vested at that time. All Options will then expire on the third anniversary of the date your Employment is terminated and, until that time will be exercisable by you or your guardian or legal representative.
E. Retirement — If your Employment is terminated by reason of your Normal Retirement, Options that are not vested at the time your Employment is terminated will expire at that time and Options that are vested at the time your Employment is terminated will expire on the third anniversary of the date your Employment is terminated.
5. Leaves of Absence — If you take a leave of absence from active Employment that has been approved by the Company or your Employer or is one to which you are legally entitled regardless of such approval, the following provisions will apply:
A. Exercisability of Options During Leave — Your right to exercise Options that are vested at the time the leave of absence begins will be unaffected by the leave of absence.
B. Vesting of Options During Leave — Options will not vest during a leave of absence other than an approved employee medical, FMLA or military leave. Notwithstanding the preceding, vesting shall not be deferred for any approved leave of absence of less than 30 days. The vesting date for all Options that would have otherwise vested during a leave of absence other than an approved employee medical, FMLA or military leave will be deferred by the number of days you are on a leave of absence. For example, if your vesting dates are August 1, 2007 through August 1, 2011, and you are on a 40-day leave of absence, the vesting date for your options will be deferred to September 10, 2007 through September 10, 2011.
C. Effect of Termination During Leave — If your Employment is terminated during the leave of absence the Options will expire in accordance with the terms stated under “Expiration” above.

6. Return of Option Proceeds — By accepting this award, you agree that if the Company determines that you engaged in Conduct Detrimental to the Company during your Employment or during the one-year period following the termination of your Employment you shall be required to repay to the Company, in cash and upon demand, the Option Proceeds (as defined below) resulting from any exercise of Options occurring after the termination of your Employment or during the twelve-month period preceding the termination of your Employment. The term “Option Proceeds” means, with respect to any exercise of Options, an amount equal to the number of Options exercised multiplied by the difference between the market value per share of the Company’s common stock at the time of such exercise and the Exercise Price. You understand and agree that the return of Option Proceeds is in addition to and separate from any other relief available to the Company due to your Conduct Detrimental to the Company.
For purposes of this Agreement, you will be considered to have engaged in “Conduct Detrimental to the Company” if:
(1) you engage in serious misconduct (whether or not such serious misconduct is discovered by the Company prior to the termination of your Employment);
(2) you breach your obligations to the Company with respect to confidential and proprietary information or trade secrets or breach any agreement between you and Dell relating to confidential and proprietary information or trade secrets;
(3) you compete with the Company (as described below); or
(4) you solicit the Company’s employees (as described below).
For purposes of this provision, you shall be deemed to “compete” with the Company if you, directly or indirectly:
•	Are a principal, owner, officer, director, shareholder or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Direct Competitor (as defined below);
•	Are a partner or joint venturer in any business or other enterprise or undertaking with a Direct Competitor; or
•	Serve or perform work (including consulting or advisory services) for a Direct Competitor that is similar in a material way to the work you performed for the Company during the 12-month period preceding the termination of your Employment.
You understand and agree that this provision does not prohibit you from competing with the Company but only requires return of certain Option Proceeds in the event of such competition.
For purposes of this provision, a “Company’s employee” means any person employed by the Company or any of its Subsidiaries and “solicit the Company’s employees” means that you communicate in any way with any other person regarding (a) a Company Employee leaving the employ of the Company or any of its Subsidiaries; or (b) a Company Employee seeking employments with any other employer. This provision does not apply to those communications that are within the scope of your Employment that are taken on behalf of your Employer.
The term “Direct Competitor” means any entity, or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively developed by Dell as of the date your employment with Dell ends. By way of illustration, and not by limitation, at the time of execution of this Agreement, the following companies are currently Direct Competitors: Hewlett-Packard, Lenovo, IBM, Gateway, Apple, Acer, CDW, EDS, EMC, Software House International, Insight (Software Spectrum), Softchoice, Computer Sciences Corporation and Digital River. You understand and agree that the foregoing list of Direct Competitors represents a current list of Dell Direct Competitors as of the date of execution of this Agreement and that other entities may become Direct Competitors in the future.
7. Trading Restrictions — The Company may establish periods from time to time during which your ability to engage in transactions involving the Company’s stock is subject to specified restrictions (“Restricted Periods”). Notwithstanding any other provisions herein, you may not exercise Options during an applicable Restricted Period unless such exercise is specifically permitted by the Company (in its sole discretion). You may be subject to a Restricted Period for any reason that the Company determines appropriate, including Restricted Periods generally applicable to employees or groups of employees or Restricted Periods applicable to you during an investigation of allegations of misconduct or Conduct Detrimental to the Company by you.
8. Transferability — The Options are not transferable except as described in this Paragraph, and the provisions of this Paragraph shall apply notwithstanding any other provision herein to the contrary.
     (a) The Options are transferable by will or the laws of descent and distribution.
     (b) The Options may be transferred to (1) one or more “Family Members” (as defined below), (2) a trust in which you or Family Members own more than 50% of the beneficial interests, (3) a foundation in which you or Family Members control the management of assets or (4) any other entity in which you or Family Members own more than 50% of the voting interests; provided, however, that in any case, (A) the transfer is by way of gift or is otherwise a donative transfer or, in the case of a transfer to an entity, the transfer is made in exchange for an interest in the entity and (B) the transferee expressly acknowledges that the terms and provisions of this Agreement will continue to apply to the Option in the hands of the transferee. For purpose of this provision, the term “Family Member” shall mean your spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships) or any person sharing your household (other than a tenant or employee). Notwithstanding the provisions of this subparagraph (b), any transfer described herein must be made in compliance with such procedural rules and regulations (including those pertaining to the timing of transfers) as are established from time to time by the Committee.
     (c) The Options may be transferred under a domestic relations order in settlement of marital property rights.
9. Rights as a Stockholder — You will have no rights as a stockholder with respect to shares that may be purchased upon exercise of Options until you have exercised the Options and those shares are registered in your name on the books of the Company’s transfer agent. You may at any time obtain a copy of the prospectus related to your purchase of Dell common stock pursuant to this option award agreement by accessing the prospectus at http://inside.us.dell.com/legal/corporate.htm. Additionally, you may request a copy of the prospectus free of charge from the Company by contacting Stock Option Administration in writing at Stock Option Administration, One Dell Way, Mail Stop 8038, Round Rock, Texas 78682, (512) 728-8644 or e-mail Stock_Option_Administrator@dell.com.
10. Incorporation of Plan — This award is granted under the Plan and is governed by the terms of the Plan in addition to the terms and conditions stated herein. All terms used herein with their initial letters capitalized shall have the meanings given them in the Plan unless otherwise defined herein. A copy of the Plan is available from your Employer upon request.

11. Notice — You agree that notices may be given to you in writing either at your home address as shown in the records of the Company or your Employer, or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the Company’s normal process for communicating electronically with its employees.
12. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation — By accepting this Agreement and the grant of the Options evidenced hereby, you expressly acknowledge that (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of Options is a one-time benefit that does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options; (c) all determinations with respect to future grants, if any, including the grant date, the number of Options granted, the Exercise Price and the exercise date or dates, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Options is an extraordinary item of compensation that is outside the scope of your employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences ; (f) Options are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you waive any claim on such basis; (g) the vesting of Options ceases upon termination of Employment for any reason except as may otherwise be explicitly provided in this Agreement; (h) the future value of the underlying shares is unknown and cannot be predicted with certainty; (i) the grant of options to purchase an equity interest in the Company and each exercise of options by you gives rise to the Company’s need (on behalf of itself and its stockholders) to protect itself from Conduct Detrimental to the Company and your promises in the Return of Option Proceeds provision above are designed to protect the Company and its shareholders from Conduct Detrimental to the Company; and (j) if the underlying shares do not increase in value, the Options will have no value. In addition, you understand, acknowledge and agree that you will have no rights to compensation or damages related to Option Proceeds in consequence of the termination of your Employment for any reason whatsoever and whether or not in breach of contract.
13. Data Privacy Consent — As a condition of the grant of the Shares, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in the Company or its Subsidiaries, and details of all stock options or other equity awards or other entitlements to shares of common stock awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Company and its Subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on your behalf, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of common stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to it.
14. Governing Law and Venue — This Agreement and the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America. The venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).
15. Effect of Invalid Provisions — If any of the promises, terms or conditions set forth herein are determined by a court of competent jurisdiction to be unenforceable, any Options that have not vested as described above will expire at that time and you agree to return to the Company all Option Proceeds that you have obtained pursuant to this agreement.
16. Acceptance of Terms and Conditions — This award will not be effective and you may not take action with respect to the Options until you have acknowledged and agreed to the terms and conditions set forth herein in the manner prescribed by the Company. You should print a copy of this award and your Grant Summary for your records.
Awarded subject to the terms and conditions stated above:

DELL INC.
By:
Craig A. Briscoe, VP, Global Compensation and Benefits